Dated September 13, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	September 13, 2006
Settlement Date (Original Issue Date):	September 18, 2006
Maturity Date:	March 12, 2010
Principal Amount:	$50,000,000
Price to Public (Issue Price):	100.00% (plus accrued interest from and including September 12, 2006 to but excluding September 18, 2006)
Agents Commission:	0.175%
All-in Price:	99.825%
Accrued Interest:	To be determined on the Original Issue Date
Net Proceeds to Issuer:	To be determined on the Original Issue Date
Interest Rate Basis (Benchmark):	Federal Funds Open
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.14%
Re-Offer Spread (plus or minus):	Plus 0.14%
Index Maturity:	Overnight
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each March 12, June 12, September 12 and December 12 of each year, commencing December 12, 2006 and ending on the Maturity Date
Initial Interest Rate:	Described as in "Additional Terms-Interest" below
Interest Reset Periods and Dates:	Daily, on each Business Day provided that the Federal Funds Open Rate in effect for any day that is not a Business Day shall be the Federal Funds Open Rate in effect for the prior Business Day
Interest Determination Dates: Day Count Convention: Denominations:	On each Interest Reset Date. See "Additional Terms-Interest" below. Actual/360 Minimum of $1,000 with increments of $1,000 thereafter.
CUSIP:	36962GX90

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Dated September 13, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Additional Terms:

Interest

The interest rate applicable to each Interest Reset Period will equal the Federal Funds Open Rate (as defined below) plus the Spread set forth above.

The "Federal Funds Open Rate" for an Interest Determination Date will be the rate for that day under the heading "Federal Funds" for the relevant Index Maturity and opposite the caption "Open" as such rate is displayed on Moneyline Telerate Page 5.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5, the rate for the Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5 or FFPREBON Index page on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9.00 am, New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.

Additional Information:

Reopening of Issue
The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$300,000,000 principal amount of Floating Rate Notes due March 12, 2010 as described in the Issuers pricing supplement number 4429 dated September 7, 2006.

Plan of Distribution:

The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("the Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount, less the Agent's Commission, as stated above. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes for sale at the Re-offer Spread referenced above.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Dated September 13, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Six Months Ended
2001	2002	2003	2004	2005	June 30, 2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter will arrange to send you the prospectus if you request it by calling the underwriter collect at 1-866-500-5408 or Investor Communications of the issuer at 1-203-357-3950.